SENSATA TECHNOLOGIES REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS
Swindon, United Kingdom – May 1, 2019 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensors, today announced financial results for its first quarter ended March 31, 2019.
Revenue in the first quarter of 2019 was $870.5 million, a decrease of $15.8 million, or 1.8%, from revenue of $886.3 million in the first quarter of 2018. Excluding a 1.2% negative effect from changes in foreign currency exchange rates and a 1.4% decline from the net effect of acquisitions and divestitures, Sensata reported organic revenue growth of 0.8% in the first quarter of 2019.
Operating income in the first quarter of 2019 declined 3.4%, totaling $142.6 million, or 16.4% of revenue in the first quarter of 2019 compared to $147.7 million, or 16.7% of revenue, in the first quarter of 2018. Adjusted operating income in the first quarter of 2019 declined 3.2%, totaling $188.6 million, or 21.7% of revenue in the first quarter of 2019 compared to $194.8 million, or 22.0% of revenue, in the first quarter of 2018.
Net income in the first quarter of 2019 declined 6.0%, totaling $85.1 million, or $0.52 per diluted share, compared to net income of $90.5 million, or $0.52 per diluted share in the first quarter of 2018. Adjusted net income in the first quarter of 2019 declined 5.2%, totaling $139.3 million, or $0.85 per diluted share, compared to adjusted net income of $147.0 million, or $0.85 per diluted share in the first quarter of 2018.
Changes in foreign currency exchange rates increased Sensata's adjusted operating margin by 70 basis points, and increased Sensata's adjusted earnings per share by $0.03 in the first quarter of 2019 compared to the prior year period. The net effect of acquisitions and divestitures reduced Sensata's adjusted earnings per share by $0.03 in the first quarter of 2019 compared to the prior year period.
“We delivered strong content growth and significantly outgrew our end markets in the first quarter of 2019,” said Martha Sullivan, Chief Executive Officer of Sensata. “Our underlying secular growth is being driven by legislative mandates and consumer demand for products that are cleaner, more efficient, and more electrified. Additionally, we advanced our Electrification and Smart & Connected megatrend initiatives, including signing our first customer agreements for our Wireless Battery Management solution and our Wireless Gateway solution for on-road trucks and trailers. While our first quarter revenues were above our guidance, we expect production in the automotive and industrial end markets to be incrementally weaker for the remainder of 2019.”
Sensata repurchased 3.0 million ordinary shares for total consideration of approximately $150 million during the first quarter of 2019. The Company currently has approximately $100 million remaining on its existing authorization to repurchase additional ordinary shares.
Sensata’s ending cash balance at March 31, 2019 was $649.5 million, compared to $729.8 million as of December 31, 2018. During the three months ended March 31, 2019, Sensata generated operating cash flows of $112.7 million and free cash flow of $71.0 million.

Segment Performance

	For the three months ended March 31,
$ in 000s	2019	2018
Performance Sensing revenue	$640,028	$662,829
Performance Sensing operating income	150,509	169,410
% of Performance Sensing revenue	23.5%	25.6%

Sensing Solutions revenue	$230,471	$223,464
Sensing Solutions operating income	74,969	71,884
% of Sensing Solutions revenue	32.5%	32.2%
Performance Sensing’s operating income as a percentage of revenue totaled 23.5% in the first quarter of 2019. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing’s profit as a percentage of revenue was 22.4%. Sensing Solutions’ profit as a percentage of revenue totaled 32.5% in the first quarter of 2019. Excluding the impact of changes in foreign exchange rates, Sensing Solutions’ operating income as a percentage of revenue was 33.6%.
Guidance
For the full year 2019, the Company anticipates revenue to be between $3.540 and $3.640 million representing year-over-year revenue growth of approximately 1 to 3 percent. Excluding changes in foreign currency exchange rates and the net effect of acquisitions and divestitures, Sensata expects to report organic revenue growth of approximately 1 to 4 percent for the full year 2019. For full year 2019, Sensata expects adjusted operating income to be between $846 and $874 million. Additionally, the Company expects adjusted net income to be between $632 and $658 million and adjusted earnings per share to be between $3.87 and $4.03 for full year 2019, representing growth of 6 to 10 percent. Sensata expects that changes in foreign currency exchange rates will decrease revenues between $8 and $20 million and will increase adjusted earnings per share by $0.09 to $0.11 for full year 2019.

For the second quarter of 2019, Sensata anticipates revenue to be between $890 and $914 million compared to $913.9 million in the second quarter of 2018, representing a revenue decline of between 3 and 0 percent. Excluding changes in foreign currency exchange rates and the net effect of acquisitions and divestitures, Sensata expects to report organic revenue decline of 1 percent to growth of 2 percent in the second quarter. Additionally, the Company expects adjusted net income to be between $150 and $156 million and adjusted earnings per share to be between $0.92 and $0.96 in the second quarter of 2019, representing adjusted EPS between a decline of 1 percent and growth of 3 percent.

Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its first quarter financial results and its outlook for the second quarter and full year 2019. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411 and callers can reference the Sensata first quarter 2019 earnings call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until May 8, 2019. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10130572.

About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in 11 countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income is defined as operating income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the repayment of debt obligations.

Organic revenue growth is defined as the reported percentage change in net revenue, calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic, and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruptions, which could limit access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties with or failures integrating acquired businesses; market acceptance of new products; fluctuations in foreign exchange rates; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2018 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	For the three months ended
	March 31, 2019	March 31, 2018
Net revenue	$870,499	$886,293
Operating costs and expenses:
Cost of revenue	580,806	582,457
Research and development	35,096	36,001
Selling, general and administrative	70,549	81,322
Amortization of intangible assets	36,143	35,069
Restructuring and other charges, net	5,309	3,766
Total operating costs and expenses	727,903	738,615
Operating income	142,596	147,678
Interest expense, net	(39,253)	(38,429)
Other, net	3,189	(4,633)
Income before taxes	106,532	104,616
Provision for income taxes	21,467	14,126
Net income	$85,065	$90,490

Net income per share:
Basic	$0.52	$0.53
Diluted	$0.52	$0.52

Weighted-average ordinary shares outstanding:
Basic	163,247	171,404
Diluted	164,521	172,856

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$649,518	$729,833
Accounts receivable, net of allowances	633,006	581,769
Inventories	484,136	492,319
Prepaid expenses and other current assets	118,413	113,234
Total current assets	1,885,073	1,917,155
Property, plant and equipment, net	798,001	787,178
Goodwill	3,080,395	3,081,302
Other intangible assets, net	861,527	897,191
Deferred income tax assets	26,185	27,971
Other assets	142,330	86,890
Total assets	$6,793,511	$6,797,687

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$13,660	$14,561
Accounts payable	366,407	379,824
Income taxes payable	26,648	27,429
Accrued expenses and other current liabilities	229,581	218,130
Total current liabilities	636,296	639,944
Deferred income tax liabilities	230,849	225,694
Pension and other post-retirement benefit obligations	33,837	33,958
Finance lease and other financing obligations, less current portion	30,864	30,618
Long-term debt, net	3,216,729	3,219,762
Other long-term liabilities	80,565	39,277
Total liabilities	4,229,140	4,189,253
Total shareholders’ equity	2,564,371	2,608,434
Total liabilities and shareholders’ equity	$6,793,511	$6,797,687

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the three months ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net income	$85,065	$90,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,208	27,855
Amortization of debt issuance costs	1,836	1,805
Share-based compensation	5,940	5,090
Loss on debt financing	—	2,350
Amortization of intangible assets	36,143	35,069
Deferred income taxes	5,113	636
Unrealized loss on derivative instruments and other	6,204	8,819
Changes in operating assets and liabilities	(54,816)	(48,859)
Net cash provided by operating activities	112,693	123,255

Cash flows from investing activities:
Acquisitions, net of cash received	(1,681)	—
Additions to property, plant and equipment and capitalized software	(41,690)	(30,938)
Other	1,000	—
Net cash used in investing activities	(42,371)	(30,938)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	5,813	2,219
Payments of employee restricted stock tax withholdings	(275)	—
Payments on debt	(4,157)	(11,325)
Payments to repurchase ordinary shares	(150,749)	—
Payments of debt and equity issuance costs	(1,269)	(8,034)
Net cash used in financing activities	(150,637)	(17,140)
Net change in cash and cash equivalents	(80,315)	75,177
Cash and cash equivalents, beginning of period	729,833	753,089
Cash and cash equivalents, end of period	$649,518	$828,266

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	Three months ended March 31,
	2019	2018
Performance Sensing	73.5%	74.8%
Sensing Solutions	26.5%	25.2%
Total	100.0%	100.0%

(percent of total revenue)	Three months ended March 31,
	2019	2018
Americas	43.1%	42.0%
Europe	29.4%	30.3%
Asia/Rest of World	27.5%	27.7%
Total	100.0%	100.0%

(percent of total revenue)	Three months ended March 31,
	2019	2018
Automotive*	57.8%	61.3%
Heavy vehicle and off-road	17.0%	15.0%
Appliance and heating, ventilation and air-conditioning	5.9%	6.1%
Industrial	10.6%	9.3%
Aerospace	4.9%	4.7%
All other	3.8%	3.6%
Total	100.0%	100.0%

*	Includes $11.4 million and $13.9 million of revenue in three months ended March 31, 2019 and 2018, respectively, reflected in the Sensing Solutions segment.
End Market Growth

	Three months ended March 31, 2019
	Reported Growth	Organic Growth	End Market Growth
Automotive	(7.1%)	(1.1%)	(6.0%)*
Heavy vehicle and off-road	11.3%	11.0%	2.5%
* Excludes Toyota, adjusted for Sensata's geographic mix.
The following unaudited table reconciles Sensata’s GAAP to non-GAAP financial measures for the three months ended March 31, 2019 and 2018.

Non-GAAP Reconciliation - 2019

($ in thousands, except per share amounts)	Three Months Ended March 31, 2019
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$142,596	16.4%	$21,467	$85,065	$0.52
Non-GAAP adjustments:
Restructuring related and other (1)	8,046	0.9%	(400)	7,646	0.05
Financing and other transaction costs (2)	2,954	0.3%	—	2,954	0.02
Step-up depreciation and amortization (3)	35,501	4.1%	—	35,501	0.22
Deferred gain on derivative instruments (4)	(545)	(0.1%)	—	(1,668)	(0.01)
Amortization of debt issuance costs	—	0.0%	—	1,836	0.01
Deferred taxes and other tax related	—	0.0%	7,953	7,953	0.05
Total adjustments	45,956	5.3%	7,553	54,222	0.33
Adjusted (non-GAAP)	$188,552	21.7%	$13,914	$139,287	$0.85
__________________

(1)
Restructuring related and other - includes $4.2 million in cost of revenue, $1.0 million in selling, general and administrative (SG&A) expense, and $2.9 million in restructuring and other charges, net.

(2) Financing and other transaction costs - includes $0.5 million in SG&A expense and $2.5 million in restructuring and other charges, net.
(3) Step-up depreciation and amortization - includes $1.1 million in cost of revenue and $34.4 million in amortization of intangibles.
(4) Deferred gain on commodities and other derivatives - includes ($0.5) million in cost of revenue and ($1.1) million in other, net.
Non-GAAP Reconciliation - 2018

($ in thousands, except per share amounts)	Three Months Ended March 31, 2018
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$147,678	16.7%	$14,126	$90,490	$0.52
Non-GAAP adjustments:
Restructuring related and other (1)	6,664	0.8%	—	6,664	0.04
Financing and other transaction costs (2)	3,340	0.4%	—	5,690	0.03
Step-up depreciation and amortization (3)	35,630	4.0%	—	35,630	0.21
Deferred loss on derivative instruments (4)	1,491	0.2%	—	6,062	0.04
Amortization of debt issuance costs	—	0.0%	—	1,805	0.01
Deferred taxes and other tax related	—	0.0%	636	636	—
Total adjustments	47,125	5.3%	636	56,487	0.33
Adjusted (non-GAAP)	$194,803	22.0%	$13,490	$146,977	$0.85
__________________

(1)	Restructuring related and other - includes $2.1 million in cost of revenue, $0.9 million in SG&A expense, and $3.6 million in restructuring and other charges, net.
(2) Financing and other transaction costs - includes $3.3 million in SG&A expense and $2.4 million in other, net.
(3) Step-up depreciation and amortization - includes $2.2 million in cost of revenue and $33.4 million in amortization of intangibles.
(4) Deferred loss on commodities and other derivatives - includes $1.5 million in cost of revenue and $4.6 million in other, net.

Amounts in the table above may not sum due to the effect of rounding.
We treat deferred taxes as a non-GAAP adjustment. Accordingly, the tax effect of the non-GAAP adjustments above refers only to the current tax effect, if applicable. With respect to the three months ended March 31, 2018, the current tax effect of the related non-GAAP adjustments was not material.
The following unaudited table reconciles the Company’s net cash provided by operating activities to free cash flow.

Free Cash Flow Reconciliation

(Dollars in thousands)	Three months ended March 31,		% Change
	2019	2018
Net cash provided by operating activities	$112,693	$123,255	(8.6%)
Additions to property, plant and equipment and capitalized software	(41,690)	(30,938)	(34.8)%
Free cash flow	$71,003	$92,317	(23.1%)
The following unaudited table reconciles Sensata’s projected (GAAP) diluted EPS per share to its projected adjusted EPS for the second quarter ended June 30, 2019 and full year ended December 31, 2019. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

Non-GAAP Reconciliation of EPS Guidance

	Three months ending June 30, 2019		Full year ending December 31, 2019
	Low End	High End	Low End	High End

Projected GAAP Earnings per diluted share	$0.51	$0.52	$2.47	$2.56
Restructuring related and other	0.10	0.11	0.17	0.19
Financing and other transaction costs	—	0.01	0.03	0.04
Deferred gain on derivative instruments*	—	—	(0.02)	(0.02)
Step-up depreciation and amortization	0.22	0.22	0.86	0.86
Deferred taxes and other tax related	0.08	0.09	0.31	0.35
Amortization of debt issuance costs	0.01	0.01	0.05	0.05
Projected adjusted EPS per diluted share	$0.92	$0.96	$3.87	$4.03
Weighted-average diluted shares outstanding (in 000s)	162.8	162.8	163.3	163.3
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2019 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.

# # #

Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
joshua.young@sensata.com	ataxiarchos@sensata.com